FORM 8-K


             SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C. 20549


                       CURRENT REPORT


           Pursuant to Section 13 or 15(d) of the
              Securities Exchange Act of 1934


               Date of Report:  July 12, 1994


               THE CHARLES SCHWAB CORPORATION
   (Exact name of registrant as specified in its charter)


       Delaware                      1-9700           94-3025021
(State or other jurisdiction         (Commission      (I.R.S. Employer
      of incorporation)              File Number)     Identification Number)



                   101 Montgomery Street
              San Francisco, California 94104
          (Address of principal executive offices)


                       (415) 627-7000
              (Registrant's telephone number,
                    including area code)

     Item 5.  Other Events.  Mayer & Schweitzer, Inc.
("M&S"), a subsidiary of the Registrant, has been named individually and, in four of the cases, as one of several named representatives of an alleged defendant class consisting of all market makers for all Nasdaq-listed stocks in five class actions filed in federal district court between May 27, 1994 and June 28, 1994. Each class action purports to be brought on behalf of purchasers and sellers of Nasdaq-listed securities between June 1990 (June 1991 for the claims brought under securities laws) and the date of the complaints. As described in a wire service story dated June 7, 1994, a copy of which is included herein as Exhibit 99.1, the complaints allege an illegal combination and conspiracy among the defendant market makers to fix and maintain the spreads between the bid and asked prices of Nasdaq-listed securities at a minimum of $.25 and to avoid posting bids at "odd eighths." Kaye v. Herzog, Heine, et. al. No. 94-4010, Robinson v. Herzog, et. al. No. 94-3996, and Dampf v. Herzog, Heine, et. al. No. 94-
4151, are brought in the U.S. District Court for the Southern
District of New York.  Kaye alleges violations of the Sherman
Act and related federal antitrust laws, as well as violations of the Securities Exchange Act of 1934 and related federal securities laws. Robinson alleges violations of the federal antitrust laws. Dampf alleges both federal antitrust and securities laws violations. Dolinar v. Sherwood Securities et. al. No. 94-3578, is brought in the U.S. District Court for the Northern District of Illinois and alleges both federal antitrust and securities violations, and violation of the federal Racketeer Influenced and Corrupt Organizations
Act ("RICO"). Perlman v. Herzog, Heine et. al., No. 94-992E, is brought in the U.S. District Court for the Southern
District of California and alleges both federal antitrust and securities laws violations.

          In addition, M&S and Charles Schwab & Co., Inc. ("Schwab"), another subsidiary of the Registrant, have been named as defendants in Abel v. Merrill Lynch et al., a class action brought on behalf of California residents who purchased and sold securities listed on Nasdaq during the four years preceding the filing of the complaint. Abel is brought in the Superior Court, State of California, County of San Diego, No. 677313, and alleges violations of California's Cartwright Act, Business and Professions Code Sections 16720 et. seq., and California's Unfair Competition Act, Business and Professions Code, Sections 17203 and 17204. Although the suit does not allege a defendant class, 11 alleged market makers in Nasdaq-listed securities are named in addition to M&S and Schwab. The conduct alleged is the same as in the other cases.

          The Registrant is informed that similar actions may be brought in other federal or state courts.

          None of the complaints sets forth any specific conduct by Schwab or M&S and none requests any specific amount of damages, although all request that the actual damages be trebled where permitted by statute.

          M&S and Schwab have been advised by certain of the plaintiffs' counsel that such plaintiffs intend to amend their complaints substantially and that certain of the actions may be consolidated. M&S and Schwab are reviewing the complaints in their current form. Neither M&S nor Schwab has filed a substantive response to any of the complaints.


     Item 7(c).  Exhibits

          99.1 Copy of wire service story dated June 7, 1994.

                         SIGNATURES

          Pursuant to the requirements of the Securities
Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  July 12, 1994         THE CHARLES SCHWAB CORPORATION


                         By:   _____________________________
                                     A. JOHN GAMBS
                               Executive Vice President-Finance
                                and Chief Financial Officer



                       Exhibit Index


Number              Description

99.1                Copy of wire service story dated June 7, 1994.



                        EXHIBIT 99.1

    BBN 6/07 Nasdaq Market Makers Fixed Price Spreads, Lawsuit Claims

          New York, June 7 (Bloomberg) -- At least four market makers conspired to fix price spreads on Nasdaq securities including Apple Computer Inc., Lotus Development
Corp. and Intel Corp., a lawsuit filed in federal court in New York alleges.

          Herzog Heine Geduld, Sherwood Securities Corp.,
Troster Singer Corp., and Mayer & Schweitzer Inc., a unit of
Charles Schwab Corp., were named as defendants. The companies are market makers in Nasdaq securities.

          Maxine Dampf, a Scarsdale, N.Y., woman who bought and sold Apple and other Nasdaq stocks, is the plaintiff in the suit, which is seeking class-action status.

          The suit seeks unspecified damages, but asks that any damages be tripled because it charges the market makers with antitrust violations under the Sherman Antitrust Act.

          The four firms fixed posted spreads in the prices of securities and forced other market makers to do the same, the suit alleges. Further, the defendants "refrained from competing among themselves . . . in order to maintain such posted spreads at artificially wide levels," the suit says.

          The posted spread is the difference between the price at which a company is willing to buy a security and the price at which they are willing to sell it.

          The lawsuit cites a study to be published in the Journal of Finance. The study, by William Christie, a professor at the Own Graduate School of Management at Vanderbilt University, and Paul H. Schultz of Ohio State University, found that spreads of 1/8 are "virtually non-existent" in the sample of Nasdaq bid and ask quotes used in the study.

          The study found that prices in the sample were rarely quoted in odd-eighth units (such as 1/8, 3/8, or 5/8). Because prices were usually quoted in quarters, the minimum spread between the bid and the asked price was usually 1/4, the study said. If prices had been quoted in eighths, the minimum possible spread would have been 1/8.

          "We believe that this surprising result reflects an implicit agreement among market makers," according to a passage from the study which appears in the lawsuit. "A large number of market makers per stock is not necessarily synonymous with competition."

          Many Nasdaq stocks have three or more market makers.

          Plaintiff Dampf was not immediately available for comment. Her lawyer, Jerald M. Stein, said he would not comment on the suit. Each of the defendants declined to comment on the lawsuit.

Princeton Newsroom (609) 279-4000./hm